ITEM 77M: Mergers

     Morgan Stanley Dean Witter Tax-Exempt Securities Trust
                          ("Tax-Exempt")

           On June 22, 2000, at Special Meetings of Shareholders of Morgan Stanley Dean Witter Multi-State Municipal Series Trust-Massachusetts Series ("Massachusetts Series"), Morgan Stanley Dean Witter Multi-State Municipal Series Trust-Michigan Series ("Michigan Series"), Morgan Stanley Dean Witter Multi-State Municipal Series Trust-Minnesota Series ("Minnesota Series"), and Morgan Stanley Dean Witter Multi-State Municipal Series Trust-Ohio Series ("Ohio Series"), Shareholders of each of the Massachusetts Series, Michigan Series, Minnesota Series and Ohio Series (collectively, the "Series") approved Agreements and Plans of Reorganization (the "Reorganization Agreements") between each Series and Tax-Exempt, pursuant to which substantially all of the assets of each Series would be combined with those of Tax-Exempt and shareholders of each Series would become shareholders of Tax-Exempt receiving shares of Tax-Exempt with a value equal to the value of their holdings in each Series (the "Reorganizations"). The Reorganization Agreements were unanimously approved by the Boards of Trustees on January 26, 2000.

          On July 24, 2000, the Reorganization Plans between each Series and Tax-Exempt was completed according to the terms set forth in the Reorganization Agreements which were filed with Tax-Exempt's Registration Statements on Form N-14 on March 3, 2000 (333-31606-Massachusetts Series), (333-31604-Michigan Series), (333-31582-Minnesota Series), (333-31602)-Ohio Series).